Exhibit 99.1

Dear friends of the Tambo Valley, of the city of Arequipa and of the entire country of Peru. I am Oscar Gonzalez Rocha, President and CEO of Southern Peru Copper Corporation.

A company that is seeking progress and is socially responsible cannot be indifferent to a reality that directly affects the area where one of its projects is located.

I am referring to the unfortunate acts of violence that are affecting the Tambo Valley population and have now moved to the city of Arequipa.

No political or corporate interest is above life and peace, especially when speaking of the innocent population that has to flee their homes to avoid being victims of violence.

On behalf of these innocent individuals, I would like to make a call for peace to all parties involved.

Southern Peru proposes a halt, a pause for a stretch of time that would benefit the population, a break that will allow all parties involved to present their concerns and fears, and identify solutions to pave the way to a resolution and define the responsibilities that each party must assume within a reasonable time frame.

We have heard the message of the national government, through the  President of the Republic and in order to restore a climate of peaceful coexistence that the country so requires, we request the necessary  time and support to socialize the project and clarify all existing doubts within the next 60 days.

Our company is willing to do whatever is necessary to move towards governability and engage in a constructive dialogue, which results would be positive for all, especially for the Arequipa region.

Thank you.